Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form F-1 (Amendment No. 1) of our report dated March 10, 2023 with respect to the audited financial statements of Genesis Unicorn Capital Corp. (the “Company") for the year ended December 31, 2022 and for the period from February 23, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 3, 2023